EXHIBIT 99.1

First Northern Community Bancorp Reports First Quarter 2026 Net Income of $5.9 Million

For immediate release

Dixon, Calif., April 29, 2026 — First Northern Community Bancorp (the “Company”, NASDAQ: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $5.9 million, or $0.36 per diluted share, for the three months ended March 31, 2026, up 60.9% compared to net income of $3.7 million, or $0.22 per diluted share, for the three months ended March 31, 2025.

Total assets as of March 31, 2026, were $1.92 billion, an increase of $48.8 million, or 2.6%, compared to March 31, 2025. Total net loans as of March 31, 2026, were $1.06 billion, an increase of $23.8 million, or 2.3%, compared to March 31, 2025. The increase in net loans was primarily driven by growth in commercial loans, which was partially offset by net reductions in commercial real estate, agriculture, residential mortgage and consumer loans. Total deposits as of March 31, 2026, were $1.69 billion, an increase of $19.9 million, or 1.2%, compared to March 31, 2025.

The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of March 31, 2026.

Jeremiah Smith, President and Chief Executive Officer commented, “The Company delivered strong financial results in the first quarter with net income of $5.9 million, an increase of 60.9% when compared to the net income of $3.7 million in the first quarter of 2025. Net interest margin expanded to 3.83%, up 19 basis points or 5.2% from 3.64% reported for the same quarter last year. This improvement was driven by loan growth and improved yields on interest-earning assets, while we maintained a disciplined cost of funds at 90 basis points for the first quarter. As a result, net interest income after provision for credit losses increased by $1.8 million or 12.0%.”

Commenting further, “In addition to the growth in net interest income we experienced an increase in non-interest income, primarily driven by our Beacon Wealth client acquisition in the fourth quarter of 2025. Investment and Brokerage income rose 154.3% in the first quarter when compared to the same quarter last year. At the same time, we maintained strong expense discipline, with operating expenses decreasing by 4.8% year-over-year, primarily due to lower consulting fees and loan collection expenses incurred during the current period.

Lastly, Mr. Smith commented, “We remained focused on enhancing shareholder value, as reflected in our book value per share, increasing from $12.92 at December 31, 2025 to $13.03 at March 31, 2026. We also returned capital to shareholders through a 5% stock dividend paid on March 25, 2026, and announced a new stock repurchase program of up to 6% of outstanding shares on March 26, 2026. Subsequent to quarter-end, we uplisted from the OTCQX and the Company's common stock commenced trading on The Nasdaq Capital Market on April 24, 2026, which should further strengthen our market presence.”

First QUARTER HIGHLIGHTS (UNAUDITED)

Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
	March 31,	December 31,	March 31,
(in thousands, except per share and share data)	2026	2025	2025
Return on average assets (“ROAA”) (annualized)	1.24%	1.23%	0.79%
Return on average equity (“ROAE”) (annualized)	11.21%	11.40%	8.23%
Pre-tax income	$7,612	$8,270	$4,956
Net income	$5,906	$5,978	$3,671
Net interest margin (annualized)	3.83%	3.85%	3.64%
Cost of funds (annualized)	0.90%	0.92%	0.86%
Efficiency ratio	58.23%	61.31%	66.62%

Basic earnings per common share	$0.37	$0.37	$0.22
Diluted earnings per common share	$0.36	$0.36	$0.22
Weighted average basic common shares outstanding	16,133,555	16,165,014	16,420,431
Weighted average diluted common shares outstanding	16,490,162	16,534,164	16,661,559
Shares outstanding at end of period	16,409,660	16,406,281	16,692,825
Book value per share	$13.03	$12.92	$11.25

Leverage ratio	11.7%	11.3%	10.9%
Common equity tier 1 capital ratio	17.8%	17.6%	16.1%
Tier 1 capital ratio	17.8%	17.6%	16.1%
Total capital ratio	19.1%	18.9%	17.4%
Tangible common equity ratio	10.87%	10.84%	9.80%

Reconciliation of Non-GAAP Financial Measures
Total shareholders' equity	$213,799	$212,018	$187,805
Less mortgage servicing rights	(1,126)	(1,159)	(1,279)
Less intangible assets	(4,079)	(4,332)	(3,132)
Total tangible common stockholders' equity	$208,594	$206,527	$183,394
Total assets	$1,924,548	$1,910,950	$1,875,700
Less mortgage servicing rights	(1,126)	(1,159)	(1,279)
Less intangible assets	(4,079)	(4,332)	(3,132)
Total tangible assets	$1,919,343	$1,905,459	$1,871,289
Tangible common equity ratio	10.87%	10.84%	9.80%

Summary Results (Unaudited)

The following is a summary of the components of the Company’s operating results for the periods indicated:

	Three months ended
	March 31,	December 31,
(in thousands)	2026	2025	$ Change	% Change
Selected operating data:
Net interest income	$17,204	$17,729	$(525)	(2.96)%
Provision for (reversal of) credit losses	300	(850)	1,150	135.29%
Non-interest income	1,740	1,449	291	20.08%
Non-interest expense	11,032	11,758	(726)	(6.17)%
Pre-tax income	7,612	8,270	(658)	(7.96)%
Provision for income taxes	1,706	2,292	(586)	(25.57)%
Net income	$5,906	$5,978	$(72)	(1.20)%

	Three months ended
	March 31,	March 31,
(in thousands)	2026	2025	$ Change	% Change
Selected operating data:
Net interest income	$17,204	$15,943	$1,261	7.91%
Provision for credit losses	300	850	(550)	(64.71)%
Non-interest income	1,740	1,453	287	19.75%
Non-interest expense	11,032	11,590	(558)	(4.81)%
Pre-tax income	7,612	4,956	2,656	53.59%
Provision for income taxes	1,706	1,285	421	32.76%
Net income	$5,906	$3,671	$2,235	60.88%

Balance Sheet Summary (Unaudited)

	March 31,	December 31,
(in thousands)	2026	2025	$ Change	% Change
Selected financial condition data:
Cash and cash equivalents	$139,584	$145,554	$(5,970)	(4.10)%
Total investments	623,282	617,243	6,039	0.98%
Total loans, net	1,064,622	1,050,473	14,149	1.35%
Total assets	1,924,548	1,910,950	13,598	0.71%
Total deposits	1,694,698	1,679,143	15,555	0.93%
Total liabilities	1,710,749	1,698,932	11,817	0.70%
Total shareholders’ equity	213,799	212,018	1,781	0.84%

Net Interest Income and Net Interest Margin (Unaudited)

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	March 31, 2026			December 31, 2025			March 31, 2025
			Yields			Yields			Yields
		Interest	Earned/		Interest	Earned/		Interest	Earned/
	Average	Income/	Rates	Average	Income/	Rates	Average	Income/	Rates
(in thousands)	Balance	Expense	Paid (1)	Balance	Expense	Paid (1)	Balance	Expense	Paid (1)
Assets
Interest-earning assets:
Loans	$1,044,166	$14,322	5.56%	$1,050,919	$15,179	5.73%	$1,042,559	$13,602	5.29%
Certificates of deposit	10,558	106	4.07%	11,709	122	4.13%	15,868	161	4.11%
Interest-bearing due from banks	125,045	1,098	3.56%	139,963	1,465	4.15%	70,468	727	4.18%
Investment securities, taxable	573,637	4,434	3.13%	557,389	4,230	3.01%	587,332	4,348	3.00%
Investment securities, non-taxable	57,685	447	3.14%	56,151	439	3.10%	50,403	393	3.16%
Other interest-earning assets	10,870	555	20.71%	10,871	251	9.16%	10,518	272	10.49%
Total average interest-earning assets	1,821,961	20,962	4.67%	1,827,002	21,686	4.71%	1,777,148	19,503	4.45%
Non-interest-earning assets:
Cash and due from banks	29,481			31,324			34,338
Premises & equipment, net	8,693			8,466			9,145
Interest receivable and other assets	65,134			66,699			52,755
Total average assets	$1,925,269			$1,933,491			$1,873,386

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$444,368	766	0.70%	$427,612	770	0.71%	$432,335	691	0.65%
Savings and MMDA’s	475,494	1,809	1.54%	471,222	1,928	1.62%	451,198	1,550	1.39%
Time, $250,000 and under	85,614	723	3.42%	89,058	973	4.33%	99,503	973	3.97%
Time, over $250,000	55,793	460	3.34%	54,256	286	2.09%	44,028	346	3.19%
Total average interest-bearing liabilities	1,061,269	3,758	1.44%	1,042,148	3,957	1.51%	1,027,064	3,560	1.41%
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	632,800			665,760			651,590
Interest payable and other liabilities	17,462			17,496			13,919
Total average liabilities	1,711,531			1,725,404			1,692,573
Total average stockholders’ equity	213,738			208,087			180,813
Total average liabilities and stockholders’ equity	$1,925,269			$1,933,491			$1,873,386
Net interest income and net interest margin		$17,204	3.83%		$17,729	3.85%		$15,943	3.64%

(1)	For disclosure purposes, yield/rates are annualized by dividing the number of days in the reported period by 365.

About First Northern Bank

First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, and Glenn counties, as well as the west slope of El Dorado County. Experts are available in small business, commercial, real estate, and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Real estate mortgage and small-business loan officers are available by appointment at any of the Bank’s 14 branches, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. Non-FDIC insured Investment and Brokerage Services are also available at every branch location. First Northern Bank is rated as a Veribanc “Green-3 Star Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended September 30, 2025 (www.veribanc.com) and (www.bauerfinancial.com). For additional information, please visit thatsmybank.com or call (707) 678-7742. Member FDIC. Equal Housing Lender.

Forward-Looking Statements

This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s performance and focus on improving shareholder value and the potential benefits of the uplisting of the Company’s common stock to The Nasdaq Capital Market, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, trade, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. Any anticipated benefits of the uplisting of the Company’s common stock to The Nasdaq Capital Market are subject to market conditions and other factors outside of the Company’s control, and no assurance can be given as to the effect that the uplisting may have on the trading volume of our stock or on the liquidity of an investment in our stock.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. Readers are cautioned not to place undue reliance on forward‑looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made, except as may be required by applicable law. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

Contact:

Jeremiah Z. Smith

President & Chief Executive Officer

First Northern Community Bancorp

& First Northern Bank

P.O. Box 547

Dixon, California (707) 678-3041